                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of January, 1994, by and between SSE TECHNOLOGIES INC. ("SSE Tech"), a Delaware corporation, SSE TELECOM, INC. ("Telecom"), a Delaware corporation, (as used herein, Telecom and its subsidiaries are collectively referred to as the "Company", unless the context requires otherwise or it is otherwise specifically provided), and DANIEL E. MOORE, residing at the address set forth after his signature (the "Executive").

     WHEREAS, the Executive is currently a director of the Company and has been devoting substantial time to the affairs of the Company for many months, and the Company has proposed to offer Executive a position of employment as Executive Vice President of Telecom and Chief Financial Officer of Telecom and one of its subsidiaries, SSE Tech;

     WHEREAS, the Executive and the Company in recognition of the Executive's past and continuing contributions to the Company, desire to provide for the full-time employment of the Executive; and

     WHEREAS, the Company and Executive wish to set forth in this Agreement the understandings and agreements by and between the Company and the Executive;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intending to be legally bound the parties hereto agree as follows:

     1. Term. Subject to the provisions of section 7 hereof, the Company hereby agrees to employ Executive and the Executive hereby accepts such employment with the Company upon the terms and conditions herein provided.

     2. Duties. Executive, subject to the direction and control of Telecom's Board of Directors, shall devote his full time, attention and energies to the business and affairs of the Company and promote the interests and welfare of the Company. Executive shall, to the best of his abilities, serve as Executive Vice President of Telecom and Chief Financial Officer of Telecom and SSE Tech. Executive shall also provide services to and for the benefit of the Company as such further duties as may, from time to time, be specified by the Company. If the Executive is elected or appointed a director or an officer of the Company, the Executive will serve in such capacity or capacities without further compensation; but nothing in this Agreement shall be construed as requiring the election or appointment of the Executive as such director or officer. The Executive agrees to perform his duties in an efficient, trustworthy and business-like manner, consistent with the policies set by the Board of Directors of Telecom who shall have the power to alter or change the general practices of the business as such Board deems necessary to the best interests of the Company. The Executive shall not, during the term hereof, be interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business, without Telecom's written consent; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Executive to participate as an investor in any business venture which is not competitive with the Company's business. The Company hereby acknowledges and consents to the Executive's participation and interest in an entity known as Venture America as more particularly set forth in Exhibit A attached hereto.

     3. Compensation.

     (a) Compensation Plan. As compensation for the Executive's services under this Agreement, Executive shall be entitled to receive during his employment the base salary, bonuses and fringe benefits in accordance with this section 3 and in accordance with the compensation plan fixed for each fiscal year of the Company, commencing with the fiscal year beginning September 26, 1993. The compensation plan for each fiscal year shall be established by the Company, reduced to writing and signed by the Executive and a director of Telecom, other than Executive.

     (b) Base Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive such base compensation as shall be established by the Company from time to time. Executive's base compensation shall be fixed at the beginning of each fiscal year and shall be payable to Executive by SSE Tech or Telecom in accordance with the practice adopted by SSE Tech or Telecom for


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payment of wages to its employees. For the fiscal year beginning September 26,
1993, the Executive's base compensation shall be $130,000.00 per annum, and shall be paid to Executive retroactive to January 1, 1994.

     (c) Bonuses. Bonus compensation shall be payable in cash and/or stock options in accordance with a bonus compensation plan, if any, put into effect by Telecom's Board of Directors at the beginning of each fiscal year. The bonus compensation plan will be administered by a committee appointed by Telecom's Board of Directors. For the fiscal year beginning September 26, 1993, the Executive shall have the opportunity to earn as bonus compensation an amount up to thirty percent (30%) of base salary upon the Company's achieving certain pre-established goals. The preestablished goals will be mutually determined by Telecom and Executive, and are subject to the approval of the Compensation Committee of Telecom's Board of Directors.

     (d) Executive shall, prior to the end of fiscal year 1994, be granted stock options for up to an aggregate of fifty thousand (50,000) shares of the common stock of Telecom under Telecom's 1992 Stock Option Plan.

     (e) Fringe Benefits. SSE Tech has adopted policies in respect to fringe benefits for employees in the nature of health and life insurance, holidays, vacation, sick leave policies and disability. A copy of SSE Tech's present policies in respect to fringe benefits has been delivered by the Company to Executive. SSE Tech may from time to time amend its present policies and adopt other fringe benefits to be generally available to all employees. SSE Tech covenants and agrees that Executive shall be entitled to participate in any such fringe benefit policies adopted by SSE Tech to the same extent that such fringe benefits shall be available to and for the benefit of senior executive level employees.

     4. Additional Benefits Upon Sale of Business.

     (a) Subject to the provisions of this Section 4, in the event of the Sale of Business (as hereinafter defined), Executive will be entitled to the further benefits provided under this Section 4. As used herein, "Sale of Business" shall mean the sale of all or substantially all of the assets of the Company as a going concern to a single purchaser or to a group of associated purchasers, the sale of all or substantially all of the outstanding stock of the Company or the sale of all or substantially all of the outstanding stock of SSE Telecom, Inc., or any similar transaction, as a result of which at least eighty percent (80%) voting control the Company becomes vested in persons other than those presently having such voting control. In the case of a transfer of SSE Telecom stock, for the following provisions to be applicable, the transaction must be one in which the Board of Directors of SSE Telecom and a majority of its shareholders have voted in favor of the proposed transaction.

     (b) In the event of the Sale of Business, Executive will be entitled to the following:

          (i) all outstanding options held by Executive to acquire SSE Telecom stock shall be deemed vested so that the economic value thereof will be recognized by the Executive. If the options cannot themselves be vested so as to be exercisable by the Executive, the Executive will be entitled to receive a bonus award (the "Option Bonus") equal to the difference between the option exercise price and the "value of a share" (as hereinafter defined). The "value of a share" means the value of the consideration which will be received in respect to each share (outstanding or exercisable by option or warrant) of SSE Telecom as a result of the Sale of Business. For example, if the value of a share is $10.00 and the Executive could not be given vested rights in respect to the exercise of 50,000 shares at $7.00 per share, then the Executive would be entitled to receive an amount equal to $3.00 times the said 50,000 shares.

          (ii) In addition to and separate from the provisions of (i) above, Executive will be entitled to an additional bonus award (the "Result Bonus") based on the following formula. If the value of the consideration received in respect to each and every outstanding share and all related warrants and options of SSE Telecom equals an amount set forth in column II below, Executive will be entitled to receive the

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     corresponding bonus amount set forth in column I below, where X and Y are defined as hereafter provided:

                 I                                     II
           BONUS AMOUNT                           TARGET VALUE
-----------------------------------    ----------------------------------
  - 0 -       Less than 120% of Y
 20% of X     More than 120% of Y
 40% of X     More than 140% of Y
 80% of X     More than 180% of Y
100% of X     More than 200% of Y

     X is the Executive's base annual compensation for the fiscal year ended immediately prior to the year in which the Sale of Business occurs. At the date of this Agreement Y shall be the agreed amount of $8.00, and commencing January 15, 1995 and each January 15th thereafter during the continuance of Executive's employment under this Agreement, Y shall be the sum computed by the average closing price for the Company's common stock as reported in NASDAQ for the months of November and December prior to each such January 15th, but in no event shall Y be adjusted to an amount less than Eight Dollars ($8.00).

     (c) Executive shall be entitled to the Option Bonus and the Result Bonus if the Sale of Business occurs while Executive's employment is continuing under this Agreement and if Executive agrees, if requested so to do by the acquiring company, to continue in the employment of the Company, or the employment of the acquiring company for a period of up to twelve (12) months. If Executive is not requested to remain in the continued employment of the Company, or in the employment of the acquiring company after the Sale of Business, or if Executive has been terminated without cause by the Company pursuant to Section 7(b) of this Agreement during a six (6) month period prior to a Sale of Business, Executive shall be entitled to receive the Option Bonus and the Result Bonus if the negotiations which led to the Sale of Business were authorized by the Board of Directors of SSE Telecom and commenced while Executive was employed under this Agreement. If as a result of Sale of Business Executive is not to continue in the employment of the Company or in the employment of the acquiring company, the Result Bonus and the Option Bonus shall be payable in cash at the effective date of the Sale of Business. If Executive is to continue in the employment of the Company or in the employment of the acquiring company after the Sale of Business and the obligation for payment of the Option Bonus and the Result Bonus is acknowledged and affirmed by the acquiring company, then such amounts shall be payable to Executive in twelve (12) equal monthly installments commencing as of the effective date of the Sale of Business.

     5. Confidentiality. Executive will not, during the term of this Agreement, or at any time thereafter, divulge, furnish or make accessible to anyone other than the Company, its directors and officers, unless otherwise in the regular course of the business of the Company, its affiliates or subsidiaries, any knowledge or information with respect to (i) confidential or secret documents, processes, plans, models, sales data, contracts, financial costs, formulae, devises, business opportunities or any other material relating to the business and activities of the Company, the Company's parent or any other subsidiary or affiliated companies, or (ii) any other confidential or secret aspect of the business of the Company, including without limitation any lists or other information with respect to any clients or customers of the Company, the Company's parent company or any other subsidiary or affiliated companies. In the event of a breach or threatened breach by the Executive of the provisions of this section, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, any knowledge or information pertaining to the Company, or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or has threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive.

     6. Expenses. The Executive may incur reasonable expenses in connection with promoting and operating the Company's business, including expenses for entertainment, travel and similar items. If Executive has complied with the Company policy regarding business expenses, the Company will reimburse the Executive

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for all such expenses upon the Executive's periodic presentation of an itemized account of such expenditures. However, in no event shall said Executive's business expenses exceed the Company's policy without the prior approval of the Board of Directors.

     7. Termination of Employment.

     (a) Termination With Cause. The Company may terminate this Agreement without any further compensation to Executive beyond the date of termination for willful or gross misconduct in performance of duties, dishonesty, fraud, theft, embezzlement or other criminal act.

     (b) Termination Without Cause.

          (i) Without cause, the Company may terminate this Agreement at any time upon thirty (30) days' written notice to Executive. In such event, the Executive, if requested by the Company, shall continue to render his services and shall be paid his regular compensation up to the date of termination and, in addition, the Company shall continue to pay to Executive as severance pay his then base compensation and fringe benefits for a period of six (6) months from the date of termination (less all amounts required to be withheld and deducted).

          (ii) Without cause, the Executive may terminate this Agreement upon thirty (30) days written notice to the Company. In such event, Executive shall continue to render his services and shall be paid his regular compensation up to the date of termination, but no severance allowance shall be paid to him. Bonus compensation that has been earned by the Executive through the date of his termination shall be paid to Executive.

     (c) Termination Upon Sale of Business. If the Executive's employment is terminated by the Company as a condition to the Sale of Business, the Executive's base salary, medical benefits and bonus compensation plan will continue for a period of twelve (12) months from the effective date of the Sale of Business. However, if the Executive is offered continuing employment by the Company or by the acquiring company, this twelve (12) month period will be reduced by each month of such continued employment.

     (d) Death During Employment. If the Executive dies during the term of employment, the Company shall pay to the estate of the Executive the compensation which would otherwise be payable to the Executive through the end of the month in which his death occurs, including payments for accrued vacation and accrued bonus.

     8. Restrictive Covenants. For a period of two (2) years after the termination of Executive's employment, and without regard to the reason for such termination, the Executive will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with ownership, management, operation or control of any business, similar to the type of business conducted by the Company at the time of the termination of this Agreement. In the event of the Executive's actual or threatened breach of the provisions of this section, the Company shall be entitled to an injunction restraining the Executive therefrom. Nothing shall be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from the Executive. Notwithstanding the provisions of this section, the provisions set forth in section 5 of this Agreement shall continue to be effective and enforceable as stated therein.

     9. Disputes. In the event of any litigation between the Company and the Executive arising out of this Agreement, and the rights and obligations of the parties hereunder, the prevailing party shall be entitled to recover his or its reasonable attorney's fees and court costs.

     10. Notices. Any notice required or permitted to be given under this Agreement shall be deemed sufficient if in writing, and sent by registered or certified mail to his residence, in the case of the Executive or to its principal office, in the case of the Company.

     11. Joint and Several. Telecom and SSE Tech agree that all obligations under this Agreement for the payment of compensation to Executive shall be the joint and several liability of Telecom and SSE Tech, but

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payment of amounts due Executive may be allocated among Telecom or SSE Tech, in such manner as the companies deem appropriate.

     12. Waiver of Breach. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

     13. Assignment. Executive acknowledges that said services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

     14. Entire Agreement. This Agreement supersedes all previous agreements between the Company and Executive and contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

     15. Applicable Law. The validity, enforceability and interpretation of this Agreement shall be determined and governed by the laws of the State of Virginia.

     16. Number of Agreements. This Agreement may be executed in any number of counterparts, any one of which may be deemed original.

     17. Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, all other provisions hereof shall nevertheless continue in full force and effect.

     18. Pronouns. The use of any word in any gender shall be deemed to include any other gender and the use of any word in the singular shall be deemed to include the plural where the context requires.

     19. Headings. The section headings used in this Agreement are for convenience only and are not to be controlling with respect to the contents thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

                                              COMPANY:
                                              SSE TECHNOLOGIES INC.

                                              By:
                                                  -------------------------------------------
                                                  Frederick C. Toombs, President

------------------------                      SSE TELECOM, INC.
  Date

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
------------------------                      By:
  Date                                        -----------------------------------------------
                                              Frederick C. Toombs, President

                                              EXECUTIVE:

------------------------                      -----------------------------------------------
  Date                                        Daniel E. Moore
                                                                 1629 Wrightson Drive
                                                                 McLean, VA 22101

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